Exhibit 4.2

CF INDUSTRIES, INC.,

as Company

CF INDUSTRIES HoldingS, INC.,

as Parent Guarantor

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of November 26, 2025

to

INDENTURE

Dated as of November 6, 2025

Relating to

5.300% Senior Notes due 2035

TABLE OF CONTENTS

i

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1, dated as of November 26, 2025 (this “First Supplemental Indenture”), between CF Industries, Inc., a Delaware corporation (the “Company”), CF Industries Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), and Wilmington Trust, National Association, as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 6, 2025 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities, to be issued in one or more series as therein provided;

WHEREAS, the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities (as defined in the Base Indenture) as provided by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Parent Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture and the issuance of the guarantee of the Notes as set forth herein;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Company desires to provide for the establishment of one new series of notes to be known as its 5.300% Senior Notes due 2035 (the “Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this First Supplemental Indenture have been met; and

WHEREAS, the Company has requested and hereby requests that the Trustee join with it in the execution and delivery of this First Supplemental Indenture, and all acts and requirements necessary to make this First Supplemental Indenture a legal, valid and binding agreement of the parties, in accordance with its terms, and a valid supplement to, the Base Indenture with respect to the Notes have been done and performed.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article One

Definitions and Other Provisions of General Application

Section 1.01         References. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified. Any references in the Indenture or the Notes to the “close of business” shall mean 5:00 p.m., New York City time.

Section 1.02          Definitions. For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b) of this First Supplemental Indenture.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Agent” has the meaning provided in Section 6.04.

“Base Indenture” has the meaning provided in the Recitals.

“Business Day” means, with respect to any Note and this First Supplemental Indenture, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the place of payment are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (or classified under GAAP as “finance leases” but, in any event, excluding leases classified under GAAP as “operating leases”), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Parent Guarantor’s assets and the assets of its Subsidiaries, taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) other than to the Parent Guarantor or one of its Subsidiaries (including the Company); or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such terms is defined in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Parent Guarantor.

Notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act:

(i)            a transaction will not be deemed to involve a Change of Control if (A) the Parent Guarantor becomes a direct or indirect wholly-owned Subsidiary of another Person and (B) either: (i) the shares of the Parent Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction; or (ii) immediately following such transaction no “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person; and

(ii)           (A) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (B) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of Directors of such parent entity.

“Change of Control Offer” has the meaning specified in Section 3.02(a).

“Change of Control Payment” has the meaning specified in Section 3.02(a).

“Change of Control Payment Date” has the meaning specified in Section 3.02(b).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Company” has the meaning provided in the Preamble.

“Consolidated Total Assets” shall mean, on any date of determination, the total assets of the Parent Guarantor and its Subsidiaries as set forth on the consolidated balance sheet of the Parent Guarantor as of the end of its most recently ended fiscal quarter for which internal financial statements prepared in accordance with GAAP are available.

“Credit Agreement” means the First Amended and Restated Revolving Credit Agreement dated as of September 4, 2025, among the Parent Guarantor, the Company, the lenders from time to time party thereto, Citibank, N.A. as administrative agent and the other lenders and issuing banks party thereto, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, refunded, replaced (whether upon termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures or other arrangements (including commercial paper facilities and overdraft facilities), in each case, with banks or other lenders or holders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or holders or others or to special purpose entities formed to borrow from such lenders or holders or others against such receivables), letters of credit, debt securities or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), restructured, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions, investors or other similar entities and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) in each case, in whole or in part from time to time and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents).

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Definitive Note” means a Note issued in definitive form pursuant to the Indenture that does not include the Global Notes legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“First Supplemental Indenture” has the meaning provided in the Preamble.

“Fitch” means Fitch Ratings Inc. and its successors.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Note” means one or more Notes that are Global Securities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” has the meaning provided in Section 5.01.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor or any of its Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Hedging Agreements.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)            the principal of indebtedness of such Person for borrowed money;

(2)            the principal of obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)            reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4)            the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)            Capital Lease Obligations of such Person;

(6)            the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(7)            guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (8) of other Persons to the extent guaranteed by such Person; and

(8)            to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date will be:

(1)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)            the principal amount of the Indebtedness, in the case of any other Indebtedness.

“Indenture” has the meaning provided in the Recitals.

“Interest Payment Date” has the meaning provided in Section 2.05.

“Investment Grade” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P or Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Issue Date” means November 26, 2025.

“Lien(s)” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

“Maturity Date” has the meaning specified in Section 2.02.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Notes” has the meaning provided in the Recitals. For the avoidance of doubt, “Notes” shall include any Additional Notes, unless the context provides otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Par Call Date” means August 26, 2035.

“Parent Guarantor” has the meaning provided in the Preamble.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Pooling Agreement” means (i) that certain Spare Parts Sharing Agreement, dated May 6, 2013, by and among CF Industries Nitrogen, LLC, Terra Nitrogen, Limited Partnership, and Canadian Fertilizers Limited and (ii) that certain Spare Parts Pooling Agreement, dated February 1, 2007, by and among Agrium U.S. Inc., Agrium, an Alberta, Canada general partnership, Koch Nitrogen Company, LLC, Mosaic Fertilizer, LLC and Terra Nitrogen, Limited Partnership, as amended by that certain Pool Addendum Agreement, dated January 28, 2009, as further amended by that certain Amending Agreement No. 1, dated January 1, 2011, as further amended by that Pool Addendum, dated September 1, 2012, and (iii) any similar parts pooling agreements in effect on the date hereof, in each case without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Parent Guarantor and its Subsidiaries, taken as a whole.

“Principal Property” means any manufacturing facility, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by the Parent Guarantor or any of its Subsidiaries (whether owned on the issue date of the notes or thereafter acquired), in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 3% of Consolidated Total Assets, other than any such facility or parcel or group of contiguous parcels that the Parent Guarantor or the Company reasonably determines is not material to the business of the Parent Guarantor and its Subsidiaries taken as a whole.

“Rating Agency” means S&P, Moody’s and Fitch, or if S&P, Moody’s or Fitch shall cease to rate the Notes or fail to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for one or any of them, as the case may be.

“Rating Event” means:

(1) if the Notes are not rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by at least two of such Rating Agencies on any date during the Trigger Period;

(2) if the Notes are rated Investment Grade by at least two of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by at least two of such Rating Agencies on any date during the Trigger Period; or

(3) if the Notes are rated by only two Rating Agencies on the first day of the Trigger Period, one of which has rated the Notes Investment Grade (“Rating Agency 1”) and one of which has rated the Notes below Investment Grade (“Rating Agency 2”), the Notes are downgraded to below Investment Grade (i.e., below BBB- or Baa3) by Rating Agency 1 on any date during the Trigger Period and the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by Rating Agency 2 on any date during the Trigger Period, provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Regular Record Date” has the meaning provided in Section 2.05.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent Guarantor or any Subsidiary of the Parent Guarantor of any Principal Property, which has been or is to be sold or transferred by the Parent Guarantor or any such Subsidiary to such Person with the intention of taking back a lease of such Principal Property, except for leases between the Parent Guarantor and a Subsidiary of the Parent Guarantor or between Subsidiaries of the Parent Guarantor.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than 50% of the total voting power of the equity interests therein at the time. Unless otherwise qualified, with respect to a joint venture entity, to the extent that the Parent Guarantor and/or one or more of its Subsidiaries’ share of the total voting power of the equity interests of such joint venture entity are below 50% at the time of commencement of such joint venture but subsequently exceeds 50% in accordance with the terms of the applicable joint venture agreement, such joint venture entity shall not be considered a Subsidiary unless and until the Parent Guarantor’s and/or one or more Subsidiaries’ share of the total voting power of the equity interests of such joint venture entity exceeds 70%.

“Treasury Rate” means, with respect to any Redemption Date prior to the Par Call Date pursuant to Section 3.01, the yield determined by the Company in accordance with the following two clauses:

(a)            The Treasury Rate applicable to the Notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields-one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life-and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause (a), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such Redemption Date.

(b)            If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this clause (b), the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trigger Period” means the period commencing on the first public announcement by the Company of an arrangement that could reasonably result in a Change of Control until the end of the 60-day period following the public notice of the consummation of the Change of Control; provided, that if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, such 60-day period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control.

“Trustee” has the meaning provided in the Preamble.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors or managers of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person).

Article Two

General Terms and Conditions of the Notes

Section 2.01          Designation and Principal Amount; Series Treatment.

(a)            The Company hereby establishes a series of Securities designated the “5.300% Senior Notes due 2035” for issuance under the Indenture. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $1,000,000,000. The Notes are unsecured and shall rank equally with the Company’s other unsecured and unsubordinated Indebtedness.

(b)            The Company may, from time to time, without the consent of, or notice to, the Holders of the Notes, issue Additional Notes, so that such Additional Notes and the outstanding Notes of such series will be consolidated together and form a single series of Securities under the Indenture. Any increase in the aggregate principal amount of any series of Notes shall be evidenced by an Officer’s Certificate to be delivered to the Trustee.

(c)            Any Additional Notes issued under Section 2.01(b) shall have the same terms in all respects as the Notes herein provided for, except for the issue date, the public offering price and the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes; provided that, if such Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

Section 2.02         Maturity. Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable on November 26, 2035. Such maturity date for the Notes is the “Maturity Date” for the Notes.

Section 2.03         Form and Payment.

(a)            The Notes shall be issued initially in the form of one or more Global Notes in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)            The Notes (other than, with respect to any Additional Notes, changes relating to the issue date, the public offering price, the payment of interest accruing prior to the issue date or the first Interest Payment Date of such Additional Notes) and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this First Supplemental Indenture. The Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject, or as the Authorized Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture.

(c)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Payments of principal, premium, if any, and/or interest, if any, on the Global Notes shall be made to the Depositary.

Section 2.04         Depositary.

(a)            A Global Note deposited with the Depositary or with the Custodian may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.04(d) and (i) the Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note, or (B) has ceased to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation at a time when the Depositary is required to be so registered to act as depositary, in each case, unless the Company has approved a successor Depositary within 90 days after receipt of such notice or after it has become aware of such cessation or ineligibility or (ii) the Company in its sole discretion determines that such Global Note will be so exchangeable or transferable.

(b)            Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.04 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.04 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(c)            At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be appropriately reduced or increased, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction or increase.

(d)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the Applicable Procedures. Definitive Notes shall be transferred and exchanged by the Holders thereof and the Trustee in accordance with the terms and conditions set forth in Section 3.05 of the Base Indenture.

Section 2.05         Interest.

The Company shall pay interest on the Notes in cash in arrears on May 26 and November 26 of each year, with the first payment on May 26, 2026, to the Holders in whose names such Notes are registered at the close of business on May 11 and November 11, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. Such interest payment dates and record dates for the Notes are the “Interest Payment Dates” and “Regular Record Dates,” respectively, for the Notes.

Interest payable on the Maturity Date of the Notes or any Redemption Date of the Notes shall be payable to the Holder to whom the principal of such Notes shall be payable. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall make payments of principal, premium, if any, and interest through the Trustee to the Depositary. If any of the Notes are no longer represented by a Global Note, payment of principal, premium, if any, and interest on Definitive Notes may, at the Company’s option, be made by check mailed directly to Holders at their registered addresses appearing in the Security Register. Principal, premium, if any, and interest shall be considered paid on the date due if it has been deposited with the Trustee or Paying Agent in accordance with Section 5.05(c) of the Base Indenture

Interest payable on any Interest Payment Date, Redemption Date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the case may be. If any Interest Payment Date, Redemption Date or Maturity Date is not a Business Day, the payment otherwise required to be made on such date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Maturity Date, as applicable; provided that no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the next succeeding Business Day.

Section 2.06         Other Terms and Conditions.

(a)            The Notes are not subject to or entitled to the benefit of any sinking fund.

(b)            The defeasance and covenant defeasance provisions of Section 13.02 of the Base Indenture will apply to the Notes and the covenants set forth in Article Four of this First Supplemental Indenture shall be subject to the provisions of Section 13.02 of the Base Indenture. The provisions of Section 13.01 of the Base Indenture will apply to the Notes.

(c)            The Notes will be subject to Article Six of the Base Indenture.

(d)            The Trustee will initially be the Security Registrar and Paying Agent.

(e)            The Notes will be subject to the covenants provided in Article Five of the Base Indenture.

(f)            The place of payment for the Notes, and the place where notices and demand to or upon the Company in respect of the Notes and the Indenture may be served, shall be the Corporate Trust Office of the Trustee, which office at the date hereof is located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: CF Industries Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders, the Company and the Parent Guarantor, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders, the Company and the Parent Guarantor); provided, that no office of the Trustee shall be an office or agency of the Company or the Parent Guarantor for purposes of service of legal process on the Company or the Parent Guarantor.

Article Three

Redemption; Change of Control Offer

Section 3.01         Optional Redemption of the Notes.

(a)            Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)            (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (B) interest accrued to the Redemption Date, and

(ii)            100% of the principal amount of the Notes to be redeemed on such Redemption Date,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(b)            On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)            Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(d)            In the case of a partial redemption of the Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note being redeemed. Except in the case of Global Notes, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. Notwithstanding the foregoing, for so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the Applicable Procedures.

(e)            In the event of any redemption of Notes, the Company shall not be required to (i) register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the mailing of notice of redemption of the Notes and ending at the close of business on the day of such mailing, or (ii) register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(f)            Any redemption of the Notes may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, any related written notice of redemption will describe such conditions precedent and, if applicable, will state that, in the Company’s discretion, (i) the Redemption Date may be delayed until such time (including by more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or (ii) such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied or waived by the Company by the relevant Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(g)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

(h)            Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date will be payable on such Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date immediately preceding such Interest Payment Date.

(i)            Notwithstanding anything to the contrary in this First Supplemental Indenture and the Base Indenture, other than a redemption conducted pursuant to Section 3.01 of this First Supplemental Indenture and Sections 4.02, 4.03 and 4.04 of the Base Indenture, the Company, the Parent Guarantor and their respective Affiliates may, at any time and from time to time, purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Notes by any means from any Person, upon such terms and conditions, at such prices and with such considerations as the Company, the Parent Guarantor and their respective Affiliates may determine, including in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

Section 3.02         Change of Control.

(a)            Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 3.01 of this First Supplemental Indenture, each Holder of Notes will have the right to require that the Company repurchase all or a portion (equal to a minimum of $2,000 or integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to an offer (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Change of Control Payment Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date.

(b)            Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to and conditioned on the occurrence of, any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will be required to deliver a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 10 days nor (except to the extent such notice is conditioned upon the occurrence of a Change of Control Triggering Event) later than 60 days from the date such notice is sent and, if the notice is sent prior to the Change of Control, no earlier than the date of the occurrence of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”). The Change of Control Payment Date may be designated by reference to the date that the Change of Control Triggering Event is satisfied, rather than a specific date. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c)            On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(i)            accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(ii)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d)            The Company shall not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements applicable to such an offer had it been made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 3.01 of this First Supplemental Indenture, unless and until there is a default in payment of the applicable redemption price.

(e)            If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Triggering Event and the Company, or any third party making an offer to repurchase the Notes upon a Change of Control Triggering Event in lieu of the Company, as described in the immediately preceding clause (d), purchase all of the Notes validly tendered and not withdrawn by such Holders, then the Company shall have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to each Holder, with a copy to the Trustee, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(f)            To the extent that the provisions of any securities laws or regulations including Rule 14e-1 under the Exchange Act, conflict with the Change of Control Triggering Event provisions of the Indenture and the Notes, the Company shall not be deemed to have breached its obligations under the Indenture and the Notes by virtue of compliance with the securities laws and regulations. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(g)            The Company’s obligation to make a Change of Control Offer and/or a Change of Control Payment as a result of a Change of Control Triggering Event may be waived or modified with the written consent of Holders of a majority of the aggregate Outstanding principal amount of the Notes.

(h)            The Trustee shall not be responsible for monitoring the ratings of the Notes, any Rating Event or any Change of Control Triggering Event.

Section 3.03         Additional Redemption Provisions.

(a)            Subject to Section 6.03 of this First Supplemental Indenture, the provisions of Article Four of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Article Four

Additional Covenants

Section 4.01         Limitation on Liens. Except as provided in Section 4.03 below and subject to the defeasance and covenant defeasance provisions of Section 13.02 of the Base Indenture, for so long as any of the Notes remain Outstanding, neither the Parent Guarantor nor any of its Subsidiaries shall create, incur, issue, assume or guarantee (collectively, “incur”), any Indebtedness secured by a Lien, other than a Permitted Lien (as defined below), upon any Principal Property without equally and ratably securing any Notes then outstanding (for so long as such Indebtedness is so secured). Any of the following Liens is a “Permitted Lien”:

(a)            Liens securing Indebtedness and other Obligations in respect of the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $2,500.0 million;

(b)            Liens securing any Hedging Agreement between the Parent Guarantor and any of its Subsidiaries, on the one hand, and one or more Persons that are, at the time such Hedging Agreement is entered into, lenders under one or more Credit Facilities of the Parent Guarantor or any of its Subsidiaries (or affiliates of such lenders), on the other hand, which Liens encumber assets that are also subject to Liens securing Indebtedness and other Obligations under the Credit Facilities;

(c)            Liens on Capital Stock in any joint venture owned by the Parent Guarantor or any of its Subsidiaries securing joint venture obligations of such joint venture;

(d)            Liens in favor of the Parent Guarantor or any of its Subsidiaries, including, without limitation, Liens securing Indebtedness between or among the Parent Guarantor and any of its Subsidiaries;

(e)            Liens securing (i) Capital Lease Obligations and (ii) other Indebtedness of the Parent Guarantor or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets; provided in the case of the preceding subclauses (i) and (ii) that at the time of incurrence thereof, the aggregate principal amount of outstanding Capital Lease Obligations and other Indebtedness secured by Liens pursuant to this clause (e) (including subclause (iii) of this clause (e)) does not exceed the greater of (x) $250,000,000 and (y) 10% of Consolidated Total Assets, and (iii) any refinancing, replacement, refunding, renewal, exchange, repayment or extension (including pursuant to any defeasance or discharge mechanism) of such Indebtedness (or unutilized commitment in respect of Indebtedness) in an amount not greater than the principal amount of such Indebtedness secured by the Lien that is refinanced, replaced, refunded, renewed, exchanged, repaid or extended, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs payable in connection with any such refinancing, replacement, refunding, renewal, exchange, repayment or extension;

(f)            Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other investment;

(g)            Liens on deposit accounts, securities accounts, cash and cash equivalents pursuant to an escrow arrangement or other funding arrangement pursuant to which such funds will be segregated to pay the purchase price for any acquisition;

(h)            Liens on Margin Stock that is held by the Parent Guarantor as treasury stock;

(i)            Liens on real or personal property subject to the Pooling Agreement;

(j)            Liens consisting of an agreement to sell, transfer or dispose of any asset or property to the extent not prohibited by the covenant under “Merger, Consolidation or Sale of Assets”;

(k)            Liens created in connection with any equity interest repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to an equity interest repurchase program;

(l)            Liens on any Principal Property existing at the time of its acquisition and Liens created prior to, contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the completion of the acquisition, improvement, alteration, construction or commencement of full operation of such property (whichever is latest) to secure Indebtedness incurred for the purposes of payment of the purchase price of such property or the cost of such improvement, alteration, construction or commencement of full operation;

(m)            Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Parent Guarantor or any Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Parent Guarantor or the applicable Subsidiary;

(n)            Liens on assets of any Person existing at the time such Person becomes a Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to and not incurred in contemplation of such Person becoming a Subsidiary of the Parent Guarantor and do not extend to any assets other than those of the Person that became a Subsidiary of the Parent Guarantor;

(o)            Liens of sellers of goods to the Parent Guarantor or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(p)            Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(q)            Liens created or assumed in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits and other social security laws or similar laws or regulations (other than Liens arising under the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder), including cash collateral for obligations in respect of letters of credit, guarantee obligations or similar instruments related to the foregoing and deposits securing liability insurance carriers under insurance or self-insurance arrangements in the ordinary course of business, or to secure the performance of bids, tenders or trade contracts (including, but not limited to, insurance contracts), leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(r)            Liens with respect to landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, workman’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested;

(s)            Liens arising out of litigation or judgments being contested;

(t)            Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings or for which adequate reserves have been set aside in accordance with GAAP or other applicable accounting rules;

(u)            any interest or title of a lessor, sublessor, lessee, sublessee, licensee, sublicensee, licensor or sublicensor under any lease or license agreement not prohibited by the indenture and in the ordinary course of business;

(v)            Liens (other than Liens securing Credit Facilities) existing on the issue date of the notes;

(w)            Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or impairments, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financing;

(x)            zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole;

(y)            Liens in connection with the operation of cash management programs and any statutory or common law provision relating to banker’s Liens, rights of set-off, revocation, refund, chargeback, overdraft or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(z)            Liens securing financing of insurance premiums incurred in the ordinary course of business;

(aa)         Liens on trusts, escrow arrangements and other funding arrangements, and any cash, cash equivalents, deposit accounts, securities accounts and trust accounts or other assets arising in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge or redemption of Indebtedness;

(bb)         Liens associated with the discounting or sale of letters of credit and accounts receivable;

(cc)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code; and

(dd)         any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien that was previously so secured, and permitted to be secured under the indenture; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is refinanced, replaced, refunded, renewed, exchanged, repaid or extended, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs payable in connection with any such refinancing, replacement, refunding, renewal, exchange, repayment or extension.

Section 4.02         Limitation on Sale and Leaseback Transactions. Except as provided in Section 4.03 below and subject to the defeasance and covenant defeasance provisions of Section 13.02 of the Base Indenture, for so long as any of the Notes remain Outstanding, the Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to a Principal Property and with a lease exceeding three years, other than leases between or among the Parent Guarantor and its Subsidiaries, unless:

(a)            the Parent Guarantor and/or such Subsidiary or Subsidiaries would be entitled to incur Indebtedness in an amount equal to or greater than the Attributable Debt in respect of such Sale and Leaseback Transaction, secured by a Lien on such Principal Property without being required to secure the notes in accordance with the covenant described under Section 4.01 above; and

(b)            within 120 days after such Sale and Leaseback Transaction, the Parent Guarantor or such Subsidiary applies an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the fair market value at the time of such Sale and Leaseback Transaction of the Principal Property so leased to the retirement of Funded Debt of the Parent Guarantor or any of its Subsidiaries or the purchase, acquisition or, in the case of real property, construction of other property that will constitute Principal Property.

Section 4.03         Exemptions from Limitations on Liens and Sale and Leaseback Transactions. The Parent Guarantor and its Subsidiaries may incur Indebtedness secured by Liens or enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations set forth under Section 4.01 and Section 4.02, provided that, immediately after giving effect thereto, the amount of outstanding Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property (now owned or hereafter acquired) incurred without equally and ratably securing the Notes pursuant to the covenant set forth under Section 4.01, plus the aggregate amount of all outstanding Attributable Debt with respect to all such Sale and Leaseback Transactions (not including those that are for less than three years or in respect of which Funded Debt is retired or property that will constitute Principal Property is purchased, as described under Section 4.02 above), does not exceed 15% of Consolidated Total Assets.

Section 4.04         Merger, Consolidation or Sale of Assets.

(a)            The Company may not consolidate with or merge into any other Person, or sell or transfer all or substantially all of its properties and assets to, any other Person (other than the Parent Guarantor or another guarantor of the Notes) unless the successor entity is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and: (i) in the case of a merger, it is the continuing Person; or (ii) in case the Company consolidates with or merge into another Person (and the Company is not the continuing Person), or sells or transfers all or substantially all of its properties and assets to another Person, the Person formed by such consolidation or into which it is merged or the Person that acquires by sale or transfer all or substantially all of its properties and assets will assume, by a supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Notes, and the Company’s other obligations under the Indenture; and (iii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing which has not otherwise been waived or remedied in compliance with the terms of the Indenture.

Every such successor Person, upon executing such supplemental indenture, will succeed to the Company with the same effect as if it had been an original party hereto (which succession shall relieve the Company of all liabilities and discharge the Company from all obligations and covenants, in each case under the Indenture and the Notes), and such successor Person will possess and from time to time may exercise each and every power hereunder of the Company and may execute and deliver the Notes under this First Supplemental Indenture in the name of such successor Person, and any act or proceeding required by the Indenture to be done or performed by any board, governing body or officer of the Company may be done or performed with like force and effect by the like board or officer of such successor Person.

(b)            The Parent Guarantor may not consolidate with or merge into any other Person, or sell or transfer all or substantially all of its properties and assets to, any other Person unless the successor entity is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and: (i) in the case of a merger, it or the Company is the continuing Person; or (ii) in case the Parent Guarantor consolidates with or merge into another Person (and the Parent Guarantor or the Company is not the continuing Person), or sells or transfers all or substantially all of its properties and assets to another Person (other than the Company), the Person formed by such consolidation or into which it is merged or the Person that acquires by sale or transfer all or substantially all of its properties and assets will assume, by a supplemental indenture executed and delivered to the Trustee, the Guarantee, and the Parent Guarantor’s other obligations under the Indenture; and (iii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing which has not otherwise been waived or remedied in compliance with the terms of the Indenture.

Every such successor Person, upon executing such supplemental indenture, will succeed to the Parent Guarantor with the same effect as if it had been an original party hereto (which succession shall relieve the Parent Guarantor of all liabilities and discharge the Parent Guarantor from all obligations and covenants, in each case under the Indenture and the Guarantee), and such successor Person will possess and from time to time may exercise each and every power hereunder of the Parent Guarantor and any act or proceeding required by the Indenture to be done or performed by any board, governing body or officer of the Parent Guarantor may be done or performed with like force and effect by the like board or officer of such successor Person.

Notwithstanding any other provision of this Section 4.04 or the Indenture, (I) the Company or the Parent Guarantor may consolidate with or merge with or into, or sell, transfer or otherwise dispose of all or part of its properties and assets to the Company or the Parent Guarantor, (II) the Parent Guarantor, may consolidate with or merge with or into any Subsidiary of the Parent Guarantor solely for the purpose of reincorporating or reorganizing the Parent Guarantor, (III) the Company and the Parent Guarantor may convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized under the laws of the United States of America, any state thereof or the District of Columbia, and (IV) the Parent Guarantor, may sell, lease, convey, assign, transfer or otherwise dispose of assets and property to the Company or any Subsidiary of the Parent Guarantor.

Article Five

Guarantee

Section 5.01         Guarantee. The guarantee provisions of Article XIV of the Base Indenture will apply to the Notes and, subject to the terms of such Article XIV, the Parent Guarantor unconditionally, fully and irrevocably guarantees the obligations of the Company under the Notes and the Indenture on a senior unsecured basis as set forth in the Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Maturity Date, by acceleration, redemption or other event set forth in the Indenture, together with interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Maturity Date, by acceleration, redemption or other event set forth in the Indenture (the “Guarantee”).

Article Six

Miscellaneous

Section 6.01         Application of First Supplemental Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like effect as if set forth herein in full. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.02         Trust Indenture Act. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control. To the extent the Trust Indenture Act applies to the Indenture, the Notes or the Guarantee, if any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 6.03         Conflict with Base Indenture. To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes and the Guarantee is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 6.04         Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction. This First Supplemental Indenture, the Notes and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law that would result in the application of the laws of another jurisdiction. Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture or the transactions contemplated hereby may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of the parties hereto and the Holders, by acceptance of the Notes, hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

EACH OF THE COMPANY, THE PARENT GUARANTOR, THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.05         Successors. All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors. All agreements of the Parent Guarantor in the Base Indenture and this First Supplemental Indenture shall bind its successors.

Section 6.06         Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by email transmission with PDF attachment will be deemed to be their original signatures for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery” and words of like import in this First Supplemental Indenture shall be deemed to include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to reasonable procedures approved by the Trustee.

Section 6.07         Trustee Disclaimer. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture and the Notes other than as to the validity of the execution and delivery of the First Supplemental Indenture by the Trustee and the authentication of the Notes by the Trustee or any Authenticating Agent. The recitals and statements herein and in the Notes are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

CF INDUSTRIES, INC., as Company

By:	/s/ Martin A. Jarosick
	Name:	Martin A. Jarosick
	Title:	Vice President, Treasury and Investor Relations
Treasurer and Assistant Secretary

CF INDUSTRIES HOLDINGS, INC., as Parent Guarantor

By:	/s/ Martin A. Jarosick
	Name:	Martin A. Jarosick
	Title:	Vice President, Treasury and Investor Relations
Treasurer and Assistant Secretary

[Signature Page to First Supplemental Indenture]

Wilmington Trust, National Association, as Trustee

By:	/s/ Karleen R. Bratland
Name: Karleen R. Bratland
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF NOTE

Each Global Note shall bear the following legend:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Each Global Note having The Depository Trust Company as the Depositary shall have the following legend:

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF [*], OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO [*] OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, [*], HAS AN INTEREST HEREIN.

CF INDUSTRIES, INC.
5.300% Senior Notes due 2035

No. _[*]____	CUSIP No.: 12527G AL7 ISIN No.: US12527GAL77 $[*]

CF INDUSTRIES, INC., a Delaware corporation (the “Company”), for value received promises to pay to [*] or registered assigns, the principal sum of [*] DOLLARS (as may be adjusted by the increase or decrease as reflected on the Schedule of Increases or Decreases in the Global Note attached hereto) on November 26, 2035 (the “Maturity Date”).

Interest Payment Dates: May 26 and November 26 (each, an “Interest Payment Date”), commencing on May 26, 2026, and upon the Maturity Date.

Interest Record Dates: May 11 and November 11 (each, a “Regular Record Date”).

Reference is made to the further provisions of this 2035 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2035 Note to be duly executed.

Dated:

CF INDUSTRIES, INC.

By:
	Name:	Martin A. Jarosick
	Title:	Vice President, Treasury and Investor
Relations, Treasurer and Assistant Secretary

[Signature Page to 2035 Note]

This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

Wilmington Trust, National Association, as Trustee

Dated:	By:
Authorized Signatory

[Signature Page to 2035 Note]

(REVERSE OF NOTE)

CF INDUSTRIES, INC.
5.300% Senior Notes due 2035

1.             Interest.

CF Industries, Inc. (the “Company”) promises to pay interest on the principal amount of this 2035 Note at the rate per annum set forth above. Interest on the 2035 Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on the 2035 Notes in cash in arrears on May 26 and November 26 of each year, with the first payment on May 26, 2026, to the Holders in whose names such 2035 Note is registered at the close of business on May 11 and November 11, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date. Interest payable on the Maturity Date of the 2035 Notes or any Redemption Date of the 2035 Notes shall be payable to the Holder to whom the principal of such 2035 Note shall be payable; provided that installments of interest on the 2035 Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date will be payable on such Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date immediately preceding such Interest Payment Date. Interest payable on any Interest Payment Date, Redemption Date or Maturity Date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the 2035 Notes) to, but excluding, such Interest Payment Date, Redemption Date or Maturity Date, as the case may be. If any Interest Payment Date, Redemption Date or Maturity Date is not a Business Day, the payment otherwise required to be made on such date, will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Maturity Date, as applicable; provided that no additional interest shall accrue with respect to the payment due on such date for the period from and after such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the next succeeding Business Day.

Any interest on this 2035 Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder at the close of business on the relevant Regular Record Date, and such Defaulted Interest shall be paid by the Company in accordance with the provisions of Section 3.07 of the Base Indenture.

The Company shall pay interest on overdue principal and premium, if any, and (to the extent legally enforceable under applicable law) upon any overdue installments of interest at the same rate borne by this 2035 Note.

2.             Paying Agent.

Initially, the Trustee (as defined below) will act as Paying Agent. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

3.             Indenture; Defined Terms.

This 2035 Note is one of the 5.300% Senior Notes due 2035 (the “2035 Notes”) issued under the Indenture, dated as of November 6, 2025 (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture” and, as supplemented by the Supplemental Indenture No. 1, dated as of November 26, 2025, the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). This 2035 Note is a “Security” and the 2035 Notes are “Securities” under the Indenture.

For purposes of this 2035 Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the 2035 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Notwithstanding anything to the contrary herein, the 2035 Notes are subject to all such terms, and Holders of 2035 Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. To the extent the terms of the Indenture and this 2035 Note are inconsistent, the terms of the Indenture shall govern.

4.             Denominations: Transfer: Exchange.

The 2035 Notes are in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer or exchange of 2035 Notes in accordance with the Indenture. The Company or the Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

5.             Redemption.

The 2035 Notes are subject to optional redemption as further described in the Indenture. There is no sinking fund applicable to the 2035 Notes.

6.             Offer to Purchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its optional redemption rights, each Holder of 2035 Notes will have the right to require that the Company repurchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s 2035 Notes, as further described in the Indenture.

7.             Defaults and Remedies.

If certain Events of Default with respect to the 2035 Notes occur and are continuing, then the Trustee or the Holders of not fewer than 25% in aggregate principal amount of the Outstanding 2035 Notes may declare the principal amount and accrued and unpaid interest, if any, of all the 2035 Notes to be due and immediately payable, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount and such accrued and unpaid interest shall become immediately due and payable.

8.             CUSIP Numbers.

No representation is made as to the accuracy of CUSIP or ISIN numbers as printed on the 2035 Notes.

9.             Guarantee.

The Company’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed by the Parent Guarantor on a senior unsecured basis, to the extent set forth in the Indenture.

10.           Governing Law.

This 2035 Note shall be governed by and construed in accordance with the laws of the State of New York.

11.           Authentication.

This 2035 Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this 2035 Note.

ASSIGNMENT FORM

To assign this 2035 Note, fill in the form below:

I or we assign and transfer this 2035 Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this 2035 Note on the books of the Company. The agent may substitute another to act for her.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this 2035 Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.02(b) of the Supplemental Indenture, check the box:

☐ 3.02(b) Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.02(b) of the Supplemental Indenture, state the amount: $   .

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security) Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following increases or decreases in this Global Note have been made.

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

* This schedule should be included only if the Note is issued in global form.